[GRAPHIC OMITTED]

                                                                    Bobby Minter
                                                                        ext. 103
                                                            116 East 27th Street
                                                              New York, NY 10016
                                                                Ph: 212-889-2100
                                                                Fx: 212-889-7071



November 3, 1997


Jack Rubinstein
Pipeline Data, Inc.
Hartsdale Avenue
Hartsdale, NY 10583

Dear Jack:

This letter, with the attached proposal and terms and conditions, signifies our agreement with respect to Pipeline Data, Inc. engaging Rainbow Media, Inc. to perform certain marketing and creative services.



Agreed:



 /s/ Bobby Minter                               /s/ Jack Rubinstein
------------------------------------           -----------------------------

For: Rainbow Media, Inc.                       For: Pipeline Data, Inc.

Dated as of:  November 3, 1997                 Dated as of:  November 3, 1997

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.



                        11/3/1997

                        Consulting Proposal


Meeting Pipeline Data's Needs

          As part of its direct e-mail marketing program for the pharmaceutical and healthcare industries, Pipeline Data wants to build highly targeted e-mail lists of subscribers interested in specific medical- and disease-related information. To create that list Pipeline Data has asked Rainbow Media to develop an acquisition plan by April 1, 1998, including creation of co-marketing and direct marketing programs. We are delighted to respond to your request. Through every step of the process, our service will:

          o    Leverage  your  time  and  expertise  by  providing   substantial
               marketing   expertise  in  the  healthcare   and   pharmaceutical
               industries;

          o Maximize your marketing program's impact by identifying key market segments and by developing co-marketing agreements with targeted groups within the healthcare and pharmaceutical industry;

          o    Support your system  development  efforts with our own experience
               in  internet   marketing,   web  development  and  other  digital
               communications;

          o Supply creative resources for creating high impact presentations to a wide range of audiences, when needed.


11/3/97

   Consulting Proposal
   Submitted by: Rainbow Media, Inc.
   Submitted by: Rainbow Media, Inc.

A Targeted, Cost Effective Subscriber Acquisition Program

          Rainbow Media will develop a plan for acquiring subscribers to Pipeline Data's healthcare and pharmaceutical information services. As we have discussed, the plan will involve developing co-marketing arrangements with key allies in the healthcare and pharmaceutical industry. Among some of the targets are disease-related associations, large health systems, and national retail pharmacy chains. The goal will be to gain credibility among highly potential subscribers by securing the support and commitment of these allies to our subscriber marketing goals. In addition, Rainbow Media will work with Pipeline Data to secure co-marketing arrangements with these targets. Finally, Rainbow Media will make available its creative resources to develop any preliminary creative work necessary to develop the plan, marketing arrangements, and any other communication needs Pipeline Data may have. As currently planned, we see the assignment as having 4 phases:

          Phase I - Research and identify targets: Rainbow Media will help identify the targets for potential co-marketing arrangements, and begin developing a marketing strategy for acquiring subscribers.

          Phase II - Develop overall marketing communication strategy: Rainbow Media will finalize a subscriber acquisition plan, complete with estimated budgets for the marketing programs.

          Phase III - Secure co-marketing arrangements: Rainbow Media will work with Pipeline Data to secure co-marketing arrangements with targets.

          Phase IV - Plan roll out: Rainbow Media will plan the roll out of each co-marketing program with the selected allies, providing traditional advertising creative support for the marketing program.

11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.


Rainbow Media's Services

          Throughout the engagement, Rainbow Media will work closely with you to develop a cost effective marketing plan for acquiring subscribers. Our mission is to put in place by April 1, 1998 a plan for the rapid acquisition of a subscriber base for the Pipeline Data's pharmaceutical and healthcare information service.

          Your Account Team

          Bobby Minter will be your primary contact for consulting and creative services with Rainbow Media. Throughout, he will work closely with you developing strategy, securing co-marketing arrangements, and providing guidance to the overall marketing effort. In the areas of marketing research and strategy he will be supported by Wendy Conklin of Strategic Communications, a communication specialist with more than 15 years in the healthcare and pharmaceutical marketing. (See attached for resume) As required Bobby Minter will draw on the resources at Rainbow Media for analysis, strategic input, creative strategy, and creative execution.


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.


Effective, Creative Problem Solving and Guidance

          Pipeline Data can rely on Rainbow Media to proactively devise solutions to challenges as they arise during the engagement. We will apply the same effective creativity to this job that we delivered in the projects highlighted here:

               Using Communications To Help Technology Work: Successful VRS Launch for Bankers Trust and Philip Morris

               Problem: While happy with a growing 401(k) plan, Philip Morris was unhappy about its employees' expectation of personalized service from the benefits staff. Bankers Trust, its administrative recordkeeper, suggested that Philip Morris install a voice response system (VRS) so employees could use the telephone to get information and conduct transactions.

               Solution: Bankers Trust turned to Rainbow Media to create and execute a communications campaign that would get employees out of the benefits offices and onto the telephones --eventually reducing the costs of maintaining their benefits offices. Rainbow Media developed themes for a series of flyers, brochures, posters, and table tent-tops to be used over four months to prepare employees for VRS and create a sense of anticipation and excitement. The campaign culminated in a guidebook designed to visually lead employees step by step through the VRS. The result:
               On opening day, over 85% of employee calls were successfully handled by the VRS without need of operator assistance. Bankers Trust credits the Rainbow Media communications campaign with helping it achieve both the most successful first day and first month of VRS operation in its history.



11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.



               Award-Winning Work for the Newspaper Association of America

               Problem: In 1995, the NAA needed a vehicle to help its member newspapers capture a bigger slice of the projected $7 billion to be spent on political advertising during the primary and general elections in 1996.

               Solution: Rainbow Media designed and produced a tabloid that served as a "how-to" manual explaining to campaign managers and politicians the reach and impact of newspaper advertising. The NAA offered these tabloids for sale to its member newspapers.

               Rainbow Media also produced a poster to capture the interest of advertising managers at its member newspapers. The NAA distributed posters and faxable order forms in an attention-grabbing tube that cut through the clutter of everyday mail. We also applied our design skills to ad slicks that member newspapers can tailor to promote themselves to campaign managers. We created print ads that appeared in Campaigns and Elections magazine which further leveraged the design. So successful was the mailing that the NAA quickly sold out of the initial print run (10,000 pieces) of the tabloid.

               Even more gratifying, the tabloid's design won the prestigious Silver Quill Award of the International Association of Business Communicators. Additionally, the NAA was pleased enough with the tabloid to put portions of it on its Home Page on the World Wide Web (http://www.infi.net/naa).

11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.



               A Picture-Perfect Solution for Andersen Consulting

               Problem: In 1990, Andersen Consulting called on Rainbow Media to create a printed piece to describe its then emerging expertise in imaging technology. The only catch: The entire process from conceptualization through printing could take only five weeks, so that the publications would be ready for a major trade show. Rising to the challenge, Rainbow Media recognized that the publication had to demonstrate Andersen's ability to integrate hardware and software from a variety of vendors. Additionally, the piece needed to simultaneously demonstrate Andersen's value to both technology buyers and business-need buyers.

               Solution: We conceptualized a visually striking, two-color tabloid that contained real case studies of Andersen's successful imaging engagements that clearly describe Andersen's value to buyers who were not versed in technology. To satisfy the technology buyers, we included as a sidebar to each article a "tool box" describing the hardware and software Andersen integrated for each client. Rainbow Media interviewed Andersen clients and partners, wrote the text, oversaw design and printing, and ensured that the publications reached the trade show on time.


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.




Estimated Fees and Expenses

               Consulting: Rainbow Media charges $150 per hour for its consulting services, which will include developing strategies and marketing plans and working to secure co-marketing arrangements.


               For this specific assignment, Rainbow Media expects to spend approximately 45 hours a month in consulting. We recommend that Rainbow Media be paid a retainer quarterly, in advance, and that time spent on the engagement be reviewed monthly with you. If we believe that for any reason the time committed to this project may exceed our estimates, we will make you aware of the situation in advance, so that you can determine your most cost effective options.

               Creative Services: Rainbow Media charges $125 for its creative services, such as presentations, advertising creative, brochures and other sales and marketing materials.

               We expect to incur creative services time, although the extent of the time has yet to be determined. Any projects will be estimated and budgets approved by you prior to commencing any work.

               For these specific creative assignments, Rainbow Media will bill monthly for the work in process, and will provide you a regular accounting of the budgets as required.

               Purchased Services: Rainbow Media also charges for any outside purchases, such as printing, mailing services, film, photography, illustrations, or color output. Rainbow Media also applies a 30% mark up to the cost of these services. As part of its estimates for creative services, Rainbow Media will also estimate the cost of any outside purchases.

               Out of Pocket Expenses: In addition to fees for it's services Rainbow Media passes through costs for travel, couriers, long distance telephone calls, postage, and other incidental expenses as may occur from time to time. As part of its estimates for creative services, Rainbow Media will also estimate the cost of any out of pocket expenses.


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.




Clients We Have Served

               o Allied Signal

               o American Appraisal Associates

               o American Express Travel Related Services

               o American Institute of Certified Public Accountants (AICPA)

               o Arthur Andersen - Andersen Consulting

               o Automated Data Processing (ADP)

               o Bankers Trust Company

               o Bracco Diagnostics

               o Bristol-Myers Squibb Pharmaceutical Group

               o C^3i

               o Exxon Company International

               o Federal Reserve Bank of New York

               o IBM

               o Intel Corporation

               o Johnson & Johnson

               o Kraft General Foods

               o Lucent Technologies

               o National Academy Foundation

               o Newspaper Association of America

               o New York City Office of Business Development

               o Ogden Aviation Services

               o PepsiCo, Inc.

               o Retirement Systems Group

               o Roosevelt Island Operating Corporation

               o Third Wave Business Systems

               o Warren, Gorham & Lamont


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.



-------------------------------------------------------------------------------
Resume of Wendy Conklin

               Wendy Conklin has spent 15 years in the healthcare and pharmaceutical industries. She has develop and marketed educational and programs and symposia for anesthesiologists, surgeons, trauma specialists and numerous other specialists for the University of Miami. She also created and managed targeted programs for Bristol-Myers Squibb, Johnson & Johnson, Novartis, Burroughs-Wellcome, American Home Products and Schering-Plough Corporation, among other pharmaceutical industry leaders. Her work has covered a wide range of therapeutic categories, including cardiology, central nervous system, dermatology, pathology, AIDS, nephrology, as well as a variety diagnostic modalities.

               A graduate of the University of Connecticut, Conklin is listed in Who's Who of American Women. and has been honored with numerous communication awards.


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.

                              TERMS AND CONDITIONS


These Terms and Conditions are referred to it in, and supplement and form a part of, the attached Proposal ("Proposal"). On your acceptance of the Proposal, the Proposal and Terms and Conditions together constitute the agreement ("Agreement") between you and us.

1. Services; Work Product. (a) The Proposal contemplates that we may perform consulting services ("Consulting Services") and advertising services (including creative and purchased services) ("Advertising Services").

      (b) Unless otherwise agreed, you and we have the nonexclusive right to use for any purpose any of the ideas, advice, research, concepts and other work product ("Consulting Work Product") we provide in performing the Consulting Services. Our right to use the Consulting Work Product, however, is subject to Paragraph 5. To the extent any of the Consulting Work Product would also be Advertising Work Product under the Agreement, the Consulting Work Product will be treated as Advertising Work Product.

      (c) Unless otherwise agreed:

           (1) All work ("Advertising Work Product") produced by us in performing the Advertising Services is owned by us or our licensors except for property incorporated into such work which was identified by you as property of yours or a third party prior to making it available to us for incorporation in such work. The Advertising Work Product includes without limitation the ideas, expression, images, design and concept which we create and the electronic and conventional media and computer data which embodies their expression, as well as work we create but which is not used by us or you under the Agreement.

           (2) You have the nonexclusive right to use the Advertising Work Product as set forth in the Proposal or, if not so set forth, for advertising purposes for a single use in printed form (which includes the customary steps necessary to convert the Advertising Work Product from electronic to print media).

           (3) The Advertising Work Product may not be modified (including without limitation any electronic alteration of original art) without prior consent and payment to us of an additional charge.

           (4) We will be given credit on the Advertising Work Product and any presentation of the Advertising Work Product.

      (d) Paragraph 1 will survive termination of the Agreement.


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.

Terms & Conditions continued


2. Infringement; Content; No Warranties. (a) We will indemnify you and your officers, directors, employees, agents and representatives against any claims, investigations, losses, liabilities, costs and expenses (collectively, "Losses") arising from the infringement or claimed infringement of the Advertising Work Product on the rights of independent contractors who were retained by us to assist in producing the Advertising Work Product. Such Losses include (without limitation) attorneys' fees and expenses and the costs of the time expended by your personnel in addressing or defending any of these matters at their customary billing (or, if none, compensation) rate.

      (b) You agree to review and approve the Advertising Work Product and will be responsible for its content. Without limiting your responsibility, we may refuse to handle any advertising or other publicity that, in our opinion, may violate any applicable law, regulation or self-regulatory rule, and we will not have any liability to you or others for such refusal.

      (c) You will indemnify us and our officers, directors, employees, agents and representatives against any Losses arising from (1) the content of the Advertising Work Product and any property of yours or a third party incorporated into the Advertising Work Product, (2) the consequences of the publication, transmission or distribution of the Advertising Work Product (including without limitation claims for defamation, unfair competition, and false or misleading claims), and (3) the infringement or claimed infringement of the Advertising Work Product and any property of yours or a third party incorporated into the Advertising Work Product on the rights of others, in each case other than as provided in Paragraph 2(a). Such Losses include (without limitation) attorneys' fees and expenses and the costs of time expended by our personnel in addressing or defending any of these matters at their customary billing (or, if none, compensation) rate.

      (d) WE MAKE NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WITH RESPECT TO THE CONSULTING WORK PRODUCT OR THE ADVERTISING WORK PRODUCT INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE AND TITLE.

      (e) Paragraph 2 will survive termination of the Agreement.

3. Media and Other Disbursements; Payment and Work Schedule. (a) Except as otherwise provided in the Agreement:

           (1) You will be responsible for the costs of media insertions, production, printing, artwork, postage, research and other similar items as reasonably required for us to perform the services described in the Proposal, together with any commissions or mark-ups due us with respect to such costs. If we make agreements with others for such items, we will do so as your agent. However, in order to facilitate the performance of the Agreement, we may request that you advance to us such actual or estimated costs, commissions and mark-ups, and if you make such advances on time, we will pay such costs. If you do not advance such costs on time, you will


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.

Terms & Conditions continued


continue to be responsible for such costs. If we receive any early payment or other discounts in respect of any such costs and you have timely advanced the funds for their payment, we will pass such discounts on to you.

           (2) We will submit our fee statements for services performed and disbursements incurred to date monthly. Payment of each statement is due upon receipt of the statement.

      (b) Our fees, disbursements and certain third-party costs may be higher than as presented in the Proposal, and we will not be liable to you or others, if (1) the work and payment schedule which is presented in the Proposal or which you and we have discussed is not followed as a result of changes in the work or your acts or omissions or (2) if there are unusual circumstances, complicating factors, or extended meetings or discussions.

4. Approvals. Except as otherwise provided in the Agreement, we will not place any advertising, publicity or program, select any media, or start any production or research program without your prior approval.

5. Confidentiality. We will not, without your prior consent, disclose to any person or entity any confidential information of yours which you identify to us as confidential when you disclose it to us. We may, however, disclose such confidential information if we are required to do so by law, regulation or a court or government agency. In addition, our confidentiality obligation will not extend to information which (a) at the time of disclosure to us is, or thereafter becomes, part of the public domain through no fault of ours, (b) after disclosure to us by you is lawfully received by us on a non-confidential basis, or (c) is independently developed by us. This paragraph will survive until the first anniversary of the termination of the Agreement.

6. Competition. We may perform services for others whose business may be competitive with yours, provided the product or service in respect of which we perform services is not directly competitive with a product or service of yours in respect of which we perform services and provided we comply with Paragraph 5. If a potential conflict arises, we may discuss the potential conflict with you and such competitor to ascertain whether there is in fact a conflict and, if so, whether there is a basis on which we might perform services for such competitor and you.

7. Termination. Except as otherwise provided in the Agreement, the Agreement will terminate upon our performance of the services described in the Proposal and your payment of all fees, disbursements, commissions and mark-ups payable to us pursuant to the Agreement and all third party costs incurred pursuant to the Agreement. In addition, the Agreement may be terminated by you or us at any earlier time upon 30 days prior written notice subject to the following: upon such termination, (a) you will pay us (1) all disbursements, commissions and mark-ups due us for work performed through such termination, (2) the actual fees we have earned for Consulting Services performed through such termination, and
(3) the greater of 50% of the "creative fee" provided in the Agreement or the actual fees we have earned for Advertising Services performed through such termination, (b) you will pay all third party costs incurred pursuant to the


11/3/97

   Consulting Proposal
   Submitted to: Pipeline Data, Inc.
   Submitted by: Rainbow Media, Inc.

Terms & Conditions continued

Agreement,  (c) your license to use the Advertising Work Product will terminate,
(d) we will refund to you any unpaid or uncommitted advances you have made to us for costs described in Paragraph 3(a)(1), and (e) we will apply any unpaid or uncommitted retainers you paid to us to amounts payable by you to us or third parties pursuant to the Agreement and refund to you the remaining balance of such retainers.

8. Successors and Assigns. The Agreement will be binding upon and inure to the benefit of you and us and your and our respective successors and assigns.

9. Governing Law. The Agreement and its validity, construction and performance will be governed in all respects by the laws of the State of New York, without giving effect to principles of conflict of laws. Any action brought in respect of the Agreement will be brought in a court sitting in New York City.

10. Force Majeure. We will not be liable to you or others for any loss or damage caused by our failure or the failure of others to perform our or their obligations as a result of any cause beyond our control.











11/3/97